Exhibit 99.1

NEWS RELEASE

Nabors and Moncla Companies agree to end acquisition effort
HAMILTON, Bermuda—(BUSINESS WIRE)—December 28, 2006 Nabors Industries Ltd. (NYSE: NBR) today announced that it has mutually agreed with the Moncla Companies to discontinue efforts to complete the acquisition of Moncla by one of Nabors’ principle subsidiaries. Nabors had previously announced on September 21, 2006 the signing of a letter of intent by the respective parties. While the current effort has been terminated, through the process the two companies have developed a mutual respect and healthy relationship which leaves open future possibilities.
The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Offshore, Nabors operates 46 platform rigs, 22 jack-up units and 5 barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.